Exhibit 4.6
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
FalconStor Software, Inc. (the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): its common stock, par value $0.001 per share (“Common Stock”). The following is a summary of the material terms of the Common Stock. This summary is qualified in its entirety by reference to the Company’s Restated Certificate of Incorporation, as amended (the “Charter”), and Amended and Restated Bylaws (the “Bylaws”), which are incorporated herein by reference as Exhibit 3.1 and Exhibit 3.2, respectively, to the Company’s Annual Report on Form 10-K of which this Exhibit 4.6 is a part. We encourage you to read the Charter, the Bylaws and applicable provisions of the Delaware General Corporation Law (the “DGCL”) for additional information.
Description of Common Stock
Authorized Capital Stock
The Company is authorized to issue 30,000,000 shares of Common Stock, par value $0.001 per share.
Voting Rights and Requirements
Each share of Common Stock entitles its record holder to one vote on all matters to be voted on by the common stockholders of the Company. Except as otherwise provided by law, actions by the common stockholders of the Company may be approved by a majority vote of the stockholders present at a duly called meeting of the stockholders at which a quorum is present (with the Series A Preferred Stock generally voting on an as-converted basis with the Common Stock); however, an amendment to the Bylaws by the stockholders requires the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, as well as approval by the holders of Series A Preferred Stock. The Board of the Company may amend the Bylaws with the majority vote of the total number of authorized directors. The Board is classified and currently consists of four directors divided into three classes, each class with a term of office expiring the third succeeding annual meeting of stockholders after election of such class. At all meetings of stockholders for the election of directors, a plurality of the votes cast is sufficient to elect. No provision of the Company’s Charter or Bylaws provides for cumulative voting in the case of the election of directors or on any other matter.
Dividends and Liquidation Rights
Each holder of Common Stock of the Company is entitled to share pro rata in any dividends paid on the Common Stock out of assets legally available for that purpose, when, and if declared by the Board. Upon the liquidation, dissolution or winding up of the Company, the assets of the Company shall be distributed pro rata among the holders of Common Stock. However, the aforementioned dividend and liquidation rights are limited and qualified by the Series A Preferred Stock, which has a preference to any such distribution of the assets or funds. Other than the rights described above, the holders of Common Stock have no redemption, preemptive, subscription or conversion rights, nor any rights to payment from any sinking or similar fund, and are not subject to any calls or assessments. There are no restraints in the Charter or Bylaws of the Company on the right of holders of shares of Common Stock to sell or otherwise alienate their shares of stock in the Company, and there are no provisions discriminating against any existing or prospective holder of shares of Common Stock as a result of such security holder owning a substantial amount of securities.
In addition to the Company’s outstanding Common Stock, the Company has outstanding options to purchase its Common Stock held by its employees and directors and additional shares available for issuance under several equity compensation plans, as further described in the Company’s periodic reports filed with the SEC.
Stock Exchange Listing
The Common Stock is quoted on the OTC Markets’ OTCQB under the symbol “FALC”.
Transfer Agent and Registrar
The transfer agent and registrar for the Common Stock is Computershare Inc.